SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      July 26, 2001
(Date of earliest event reported)  (July 26, 2001)

CTC COMMUNICATIONS GROUP, INC.

(Exact name of registrant as specified in its charter)
          Delaware                   0-27505            04-3469590
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)      Identification No.)

          220 Bear Hill Rd., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
(Registrant's telephone number including area code)

(Former name or former address if changed since last report)

Item 5.  Other Events

On July 26, 2001, the Registrant issued the following press release:

CTC Communications Group Reports Record Revenue and Operating Results for the Quarter Ending June 30, 2001

WALTHAM, Mass.--July 26, 2001-

--Reports Strong Growth and Outlines Plan to Attain EBITDA and Net Income Profitability-

Quarterly Highlights

    -- Quarterly Revenue of $74.5 million
    -- Annualized Revenue Run Rate of $298 million
    -- $2.4 million (150 basis point) Increase in Margin from the
       March Quarter
    -- $3.0 million (34%) Reduction in EBITDA Losses from the
       March Quarter
    -- 40,600 Increase in Access Lines in Service
    -- 535,400 Total Access Lines in Service
    -- 958 (39%) Increase in Customer Locations On-Net from
       the March Quarter
    -- 3,400 Total Customer Locations On-Net
    -- Fully Funded Business Plan

CTC Communications Group (NASDAQ NM: CPTL)-- today reported record results for the June quarter and presented a plan that it believes will enable the Company to reach EBITDA positive in fourth quarter 2001 and net income profitability in the subsequent 12 to 18 months.

For the quarter ended June 30, 2001, the Company reported revenues of $74,512,000, a 46% increase over the $51,053,000 for the quarter ended June 30, 2000 (pro forma as adjusted for SAB101) and a 10% increase over the $67,621,000 reported for the quarter ended March 31, 2001.

For the quarter ended June 30, 2001, the Company reported margin as a percent of revenue at 19.7% which represents a 150 basis point improvement from the March 31, 2001 quarter, EBITDA losses at $5,928,000 representing a 34% improvement from the March 31, 2001 quarter, and a Net Loss of $27,614,000 representing a 5% improvement from the March 31, 2001 quarter.

The Company added 40,600 access line equivalents (ALE's), net of churn, in the quarter bringing total ALEs in service as of June 30, 2001 to 535,400 which represents an 8% sequential growth rate in total ALEs in service over the quarter ended March 31, 2001.
The Company added 958 customer locations to its PowerPath(SM) network in the June quarter bringing total on-net customer locations in service as of June 30, 2001 to 3,400, which represents a 39% sequential growth rate over the quarter ended March 31, 2001. The Company ended the June quarter with approximately 10% of its access lines on its network.

Other June quarter metrics included annualized revenue of $435,000 per employee and an accounts receivable balance at 51 days sales outstanding
(DSOs), both industry leading levels.

From a network perspective, in the June quarter the Company began accepting delivery of its local fiber, completed construction of its Advanced Technology Data Center, began its commercial offering of on-network local dial tone services in western Massachusetts and began the expansion of on-net local dial tone services to its second major market, eastern
Massachusetts.

Bob Fabbricatore, Chairman and CEO stated, "June quarter results and improvements over previous quarters signal the early benefits of the Company's long standing business model. CTC has had the same business model since it entered the CLEC marketplace in 1998. In its simplest form, our model drives the growth of the business through three phases; acquire customers on a resale basis, build a facility network and then, move customers onto the network. Executing this model over the past three years has put us on a "road less traveled" when compared to others in the Industry. Our progression through phases one and two of the model has resulted in substantial growth, at anticipated low margins, with a workforce of less than 700 employees. Looking forward, the advantages and unique strengths of our model will become increasingly clear as we move through the second half of 2001 and to 2002. We believe that significant margin improvement should be realized as we move more and more of our customers onto the network. Furthermore, our on-network services are now beginning to include the provision of local dial tone services, an industry-leading "new-world" application - carrier grade voice services over a packet based IP+ATM network."

Fabbricatore continued. "In the June quarter the Company realized improvements in virtually every income statement metric and continued to maintain its fully funded status. In short, we believe that June results demonstrate all our financial nadirs are behind us and we are now moving substantively into phase three of the model. Phase three consists of moving our existing customer base onto the network, acquiring new customers directly on the network and achieving significant margin improvement as we move rapidly to profitability. We have built the customer base, invested the capital and prudently managed our resources. What lies ahead is putting the customers and the capital together, moving to critical mass and realizing the exceptional margins inherent in our model."

Fabbricatore concluded by saying, "The unique strength of our model is further demonstrated by the fact that we expect to attain positive EBITDA on a gross margin of less than 30% and with less than 20% of our customer's access lines on the network. Given no further deterioration in the economy, we anticipate that continued execution beyond 2001 should result in the Company rapidly attaining net income positive results. I believe that moving rapidly to profitability is critically essential to increasing shareholder value in this marketplace, and the Company is aligned and focused on this goal. Our "road less traveled" business model has positioned us to accomplish this rapidly and effectively."

    Attaining Positive EBITDA

The Company's attainment of positive EBITDA in this year's December quarter will be dependent upon three primary initiatives; 1.) moving its existing resale customers onto the network, which doubles the margin associated with those customers, 2.) replacing currently leased network facilities with owned and operated fiber facilities, which will reduce network cost of goods by over $700,000 a month and, 3.) ongoing attention to efficiently managing the Company's capital, cash and human resources.

1.) The Company currently has over 14,000 customers generating $74.5 million in quarterly revenue. $68.9 million of this revenue is on the Company's resale platform and $5.6 million is on the Company's network. Margin on resale revenue is 21% and incremental margin on network revenue is 50% plus. Each dollar of revenue the Company moves from its resale platform to its network platform, doubles the margin realized from that dollar of revenue.

The Company currently has 3,400 customer locations on its network and seeks to increase that number to between 6,000 and 7,000 by the end of 2001. The Company has positioned itself to support this accelerated level of network growth. The network build out has progressed to the point where the number of customer access points are adequate to support well over twice this year-end objective. OSS systems for ordering, provisioning and installation are in place as are the field resources associated with installation and customer conversion. The sales and service force is focused on moving the Company's existing resale customers onto the network as a top priority and, their compensation plan was adjusted on July 1st to reflect this priority.

2.) By year-end 2001, the Company anticipates reducing its current network cost of goods expense by over $700,000 a month, from the June baseline, by replacing leased broadband facilities with CTC owned and operated fiber facilities. The Company currently spends over $1.4 million a month for leased facilities that connect its customers from the ILEC local switching office to its network. Many of these leased facilities will be replaced with CTC owned and operated fiber starting last month and continuing into 2002. As the Company's fiber is placed in service, existing network customers in those locations will be re-assigned from leased facilities to the CTC fiber and the leased facilities will be disconnected. The Company recently placed 7 fiber locations in service and customer re-assignment has begun. The Company plans to progressively install and place in service 53 additional fiber locations by the end of 2001. In addition to reducing its current network costs, the Company will avoid future leased costs for existing resale customers in these 60 locations that move onto the network.

In the early stages of its network deployment, the Company leased the long haul fiber facilities that interconnected its packet switches as well as the broadband facilities that connected customers to its packet switches. In 2000, the Company elected to purchase its own long haul fiber and discontinue the leasing of long haul facilities. In late 2000 and early 2001 the Company elected to purchase its own metropolitan and suburban fiber, began taking delivery in May of 2001 and is progressively placing it in service in 60 locations. This fiber will enable the leased broadband facilities in these 60 locations to be disconnected. The Company made the decision to purchase its own fiber facilities to reduce network costs, eliminate dependency on leased facility providers, improve its network provisioning interval from 90 days to 30 days and to have the independent capability to manage the growing bandwidth needs of its customers and network infrastructure.

3.) The Company will continue to strive to effectively manage the business and maintain its fully funded business plan.

For the remainder of 2001, total employees are anticipated to remain in the 680 to 725 range and SG&A expenses should grow conservatively. SG&A as a percent of revenue is expected to moderate to the 23-25% range by year-end from its June quarter level of 27.6%.

As of June 30, 2001, the Company had $30 million in cash and an additional $100 million available from its bank lines. Cash consumption should moderate for the remainder of 2001, fueled by continued EBITDA improvements on a going forward basis.

Capital expenditures for the remaining two quarters of 2001 should continue at the current pace of $53 million for the first six months, thus allowing the Company to remain within its estimates of $110-120 million for the Calendar Year, with an increasing percent of this capital spending being success based and utilized to move customers onto the network. The Company expects to continue to utilize capital leases from multiple sources to finance these investments whenever possible.

Subsequent to June 30th, the Company drew-down the remaining $100 million of the bank facility which will be primarily used for working capital requirements as needed. The Company does not anticipate any need for additional capital to achieve profitability within its current business plan.

The Company intends to maintain its Industry leading results in revenue quality, productivity, the management of its receivables and minimizing bad debt.

    Attaining Net Income Profitability

The Company's progress to profitability will be enabled by three primary attributes of its business model; 1.) its current customer base, 2.) the advanced technology it selected and deployed and, 3.) the capital structure that comprises its fully funded business plan

1.) The Company has built a major customer base of over 14,000 medium and large business clients generating approximately $23 million in monthly revenue on its resale platform. The majority of these customers average over 40 lines, have multiple business locations and are data intense users. They are ideal candidates in size, networking need, and consumption levels to move to the Company's network.

The Company has already acquired these customers. Today, the Company is providing these customers with their voice and data services on a resale basis, billing them under the CTC brand and providing them the full array of customer service and account management functions. In short, as CTC customers, they already have a strong relationship with the Company and are open and supportive to working with the Company to improve their services and reduce their costs. Both of these improvements are inherent in the Company's network.

The Company is not dependent on selling new applications to convince customers to move to its network. The Company's network is a lower cost replacement for today's legacy voice and data networks. When the Company moves a resale customer to its network the customer saves 10% to 35% on the existing voice and data services they are already using. The Company realizes margins of 50% or more on that customer's network revenue.

2.) Within its fully funded business model, the Company has been progressively building out its network and seeks to have sufficient capacity to support in excess of 10,000 customer locations on the network by year-end 2001.

Unique to the Company's advanced technology is the fact that the individual customer voice and data services on its network do not vary significantly in the margins they generate. Since all voice and data services are provided over a single broadband connection to the customer and processed by a single network, margins are a function of overall fixed costs with little to no variable cost difference between individual voice and data services. Although the array of voice and data services for any particular customer are part of the provisioning and operations aspects of the network, from a margin perspective, the Company is relatively indifferent to the individual services mix. All generate margins at or above 50%.

The Company's advanced network technology includes a packet-based, IP+ATM switching network interconnected with high-speed fiber transmission facilities. Customers are connected to the network over a single broadband access facility to their location. This advanced technology enables all of the customer's voice, data and Internet services to be provided over a single access facility and processed by a single network. From both a capital and operating perspective, this arrangement is far less costly and much more efficient than traditional voice and data network technologies.

The Company has progressively selected technology and developed applications that have equipped its network to be a lower cost, replacement for today's legacy voice, data, and hybrid networks. In late 1999 the Company began by providing data and Internet services on the network. In early 2000, dedicated long distance voice was added to the network and in early 2001 switched long distance and local dial tone services were added.

The Company's June quarter resale revenue was $68.9 million. $8.4 million of this revenue was associated with data and Internet services, $ 17.4 million for long distance voice services and $43.1 million for local dial tone services. Today, over $25 million of this resale revenue is eligible for movement to the Company's network and 100 % will be eligible for movement to the network in the first quarter of 2002.

Currently the Company's network provides dedicated long distance voice, data and Internet services throughout its Northeast and Mid-Atlantic states operating area. The switched long distance and local dial tone services that were added earlier this year are in the process of implementation and are currently available in Massachusetts only. These two services are being progressively implemented on a state by state basis and it is estimated that they will be available across the Company's entire operating area by the end of first quarter of 2002.

3.) The Company raised $500 million in capital to support execution of its business plan. This consists of $225 million in Bank Lines, $200 million in Preferred Equity and $80 million in common equity. In addition, the Company has also entered into capital leases currently at the $85 million level.

The Company's capital structure does not include any high yield debt or extraordinary financing arrangements. The Company's capital structure results in an average cost of debt of less than 12%.
The Company does not anticipate any need for additional capital to achieve profitability within its current business plan.

    -- June 30, 2001 Quarterly Analysis --

    Summary

From an operating perspective, the Company generated record revenues and access lines in service, improved margins, reduced SG&A, passed through the milestone of 500,000 access lines in service, broke through the 30% SG&A milestone, continued to prudently manage its cash and maintain its fully funded business plan.

    Revenue and Margin Analysis

During the quarter ended June 30, 2001, CTC increased its local service revenues from $40.0 million in 1Q01 to $43.1 million in 2Q01, or 8% sequentially, due primarily to continued success at acquiring and retaining medium and larger sized business customers.

Toll revenues for the quarter increased from $15.6 million in 1Q01 to $18.0 million for 2Q01 or 15% sequentially. The Company continued to grow toll revenues due to increased customer penetration and higher minutes of use.

Data revenues for the quarter increased from $12.0 million in 1Q01 to $13.4 million in 2Q01, or 12% sequentially, due primarily to continued strong demand for the Company's broadband PowerPath(SM) network.

Margin for the quarter increased from 18.2% in 1Q01 to 19.7% in 2Q01. This increase is due to the migration of customers onto our PowerPath(SM) network.

Selling, general and administrative expenses (SG&A), excluding depreciation and amortization, decreased from $21.2 million in 1Q01 to $20.6 million in 2Q01, reflecting the effects of the Company's ongoing cost management efforts.

EBITDA losses decreased from $8.9 million in 1Q01 to $5.9 million in 2Q01 due to the increase in margin and the reduction in SG&A expenses.
Net losses, including preferred stock dividends and accretion costs, decreased from $33.7 million ($1.26 per share) in 1Q01 to $32.5 million ($1.21 per share) in 2Q02, due primarily to the EBITDA improvement.

    Investor Conference Call

The Company will host its June Quarter investor conference call on Thursday, July 26, 2001 at 1:15 PM Eastern Time.

There will be an initial presentation by management and then the lines will be opened for questions and answers. Topics will include operating results for the quarter as well as other appropriate subjects.

In addition to the standard call in procedure, this Investor Conference Call will be audio broadcast live over the Internet for those who would like to participate via this medium. It should be noted that the Internet audio broadcast is listen only and there is no capability to ask questions.

To participate via the traditional dial in conference call, please call 877-797-1768 and ask for the CTC Communications Group Conference call. The call will start promptly at 1:15 PM Eastern Time.

To participate via the audio broadcast on the Internet, please access www.ctcnet.com, follow the link on the home page and register using the password: ctc072601. The call will start promptly at 1:15 PM Eastern Time.

For those unable to participate, the conference call will be replayed through August 3, 2001. Please call 877-519-4471 and use PIN# 2722436 for the replay. Replay will also be available through August 3, 2001 under the Investor Relations section of CTC's website at www.ctcnet.com. Please register using the password: ctc072601.

    About CTC Communications

CTC is a rapidly growing "next generation" Integrated Communications Carrier utilizing advanced technology and providing its customers with converged voice, data, Internet and video services on a broadband, packet-based network. The Company serves medium and larger business customers from Virginia to Maine, which includes the most robust telecommunications region in the world--the Washington D.C. to Boston corridor. CTC was managing more than 535,000 access lines as of June 30, 2001.

CTC's Cisco Powered IP+ATM packet network and its 450 member sales and service teams, provide contiguous marketing and technology coverage throughout the Northeast and Mid-Atlantic States. The Company, through its dedicated commitment to exceptional customer service, has achieved an industry-leading market share in the Northeast and an access line retention rate in excess of 99 percent. CTC can be found on the worldwide web at www.ctcnet.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements including the attainment of EBITDA positive and net income positive results, improved margins, network and fiber deployment plans and schedules, revenue growth, resale customer movement to the network, network applications development and deployment, financial results and operating metric expectations and reduced operating costs. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Forms 10-K and 10Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

                       CTC Communications Group
                           Balance Sheet

                                             June 30,     December 31,
                                               2001          2000
    Assets

Cash and cash equivalents              $  30,074,051    $  80,029,442
Accounts receivable, net                  42,046,855       43,137,423
Other current assets                       5,732,685       10,137,037
 Total current assets                     77,853,591      133,303,902

Property and equipment (net)             217,908,165      195,741,815

Other assets                              14,673,902       15,082,876

       Total Assets                    $ 310,435,658    $ 344,128,593


   Liabilities and Stockholders'
    Deficit

Capital Leases/ Notes payable          $  28,688,813    $  29,039,834
Accounts payable and accrued expenses     45,607,888       52,743,629
 Total current liabilities                74,296,701       81,783,463

Capital Leases Long Term                  57,009,776       52,763,576
Notes payable Long Term                  129,367,038      103,018,589
 Total long term debt                    186,376,814      155,782,165

Series B Preferred Stock                 212,848,029      203,249,272

Stockholders' deficit                   (163,085,886)     (96,686,307)

 Total Liabilities and
  Stockholders' Deficit                $ 310,435,658    $ 344,128,593

                     CTC Communications Group
                     Statements of Operations


                                       Three months ended June 30,
                                     2001          2000          2000
                                           (as reported)    (Adjusted
                                                              SAB101)
Total revenues:              $ 74,512,308  $ 52,469,087  $ 51,052,832

Costs and expenses:
 Cost of
  telecommunication
  revenue (excluding
  depreciation)                59,852,566    40,101,657    39,178,593
 Selling, general
  and administrative           20,587,956    17,711,341    17,554,156
 Depreciation and
  amortization                 17,094,524     8,962,107     8,962,107
Total costs and
 expenses                      97,535,046    66,775,105    65,694,856

Loss from operations          (23,022,738)  (14,306,018)  (14,642,024)

Interest income/(expense)      (4,591,016)   (3,534,673)   (3,534,673)

Loss before cumulative
 effect of change in          (27,613,754)  (17,840,691)  (18,176,697)
 accounting principle

Cumulative effect of
 accounting change
 in principle                        --            --      (2,878,949)

Net Loss                      (27,613,754)  (17,840,691)  (21,055,646)

Preferred stock
 dividends and
 accretion                      4,844,147     2,268,048     2,268,048

Net loss
 applicable to
 common stockholders         ($32,457,901) ($20,108,739) ($23,323,694)


EBITDA                         (5,928,214)   (5,343,911)   (5,679,917)

Loss per common share:
 Basic and diluted           ($      1.21) ($      0.77) ($      0.90)

Loss per common share
 before cumulative effect:
 Basic and diluted           ($      1.21) ($      0.77) ($      0.79)

Shares in computing
 Loss per common share
 Basic and diluted             26,810,572    25,966,463    25,966,463

                                   CTC Communications Group
                                   Statements of Operations


                                      Six months ended June 30,
                                 2001            2000            2000
                                         (as reported)      (Proforma)
Total revenues:         $ 142,133,452   $  99,044,995   $  95,978,603

Costs and expenses:
 Cost of
  telecommunication
  revenue (excluding
  depreciation)           115,196,751      75,790,724      74,085,613
 Selling, general
  and administrative       41,787,722      33,191,956      33,007,784
 Depreciation
  and amortization         33,728,760      16,035,099      16,035,099
Total costs and
 expenses                 190,713,233     125,017,779     123,128,496

Loss from operations      (48,579,781)    (25,972,784)    (27,149,893)

Interest income/(expense)  (7,982,626)     (7,312,143)     (7,312,143)
Loss before extraordinary
 item and cumulative
 effect of change in
 accounting principle     (56,562,407)    (33,284,927)    (34,462,036)

Extraordinary item-
 early extinguishment
 of debt                         --        (2,430,456)     (2,430,456)
Loss before cumulative
 effect of change in
 accounting principle     (56,562,407)    (35,715,383)    (36,892,492)

Cumulative effect of
 accounting change
 in principle                    --              --        (2,878,949)

Net Loss                  (56,562,407)    (35,715,383)    (39,771,441)

Preferred stock
 dividends and
 accretion                  9,598,756       2,836,867       2,836,867

Net loss
 applicable to
 common stockholders    ($ 66,161,163)  ($ 38,552,250)  ($ 42,608,308)


EBITDA                    (14,851,021)     (9,937,685)    (11,114,794)

Loss per common share:
 Basic and diluted      ($       2.47)  ($       1.57)  ($       1.73)

Loss per common
 share before
 cumulative effect:
 Basic and diluted      ($       2.47)  ($       1.57)  ($       1.62)

Loss per common share
 before extraordinary
 item and
 cumulative effect:
 Basic and diluted      ($       2.47)  ($       1.47)  ($       1.52)

Shares in computing
 Loss per common share
 Basic and diluted(1)      26,736,549      24,571,468      24,571,468

(1) recalculated the weighted average shares for the proforma six months ended June 30,2000.

CONTACT: CTC COMMUNICATIONS
John Pittenger
EVP and Chief Financial Officer
781.466.1302
pitt@ctcnet.com
www.ctcnet.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on July 26, 2001.

                  CTC COMMUNICATIONS GROUP, INC.

                 By: /s/ John D. Pittenger
                 John D. Pittenger,
                 Executive Vice President, Finance and Administration